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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference into Registration Statement Nos. 333-185585, 333-184359, 333-176372, 333-152483, 333-152970, 333-153434 and 333-139679 on Form S-3 and into Registration Statement No. 333-145704 on Form S-8 of CombiMatrix Corporation of our report dated March 25, 2013, on our audit of the consolidated financial statements of CombiMatrix Corporation as of and for each of the years ended December 31, 2012 and 2011.

        Our report, dated March 25, 2013, contains an explanatory paragraph that states that CombiMatrix Corporation has a history of incurring net losses and net operating cash flow deficits. Further, as of December 31, 2012, the Company has a stockholders' deficit, a working capital deficit and insufficient liquidity to operate its business for a period of at least twelve months. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ HASKELL & WHITE LLP

Irvine, California
March 25, 2013

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  EXHIBIT 23.1